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                                                                    EXHIBIT 1(d)


                              GOLDMAN SACHS TRUST
                  AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                            AND DECLARATION OF TRUST
                    ---------------------------------------

     WHEREAS, Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Goldman Sachs Trust (the "Trust") dated December 5, 1991, as amended, (the "Declaration") provides that the Declaration may be amended from time to time by an instrument in writing signed by a majority o fthe then Trustees (or by an officer of the Trust pursuant to a vote of a majority of the then Trustees);

     WHEREAS, Section 7.3 also provides that any such amendment having the purpose of changing the name of the Trust or the name of any Series of Shares theretofore established and designated, or establishing and designating new Series of Shares of the Trust, shall not require authorization by Shareholder vote;

     RESOLVED, that the Amended and Restated Agreement and Declaration of Trust of Goldman Sachs Trsut dated December 5, 1991, as amended (the "Declaration") be further amended as contemplated in Section 4.1 thereof by establishing and designating two additional Series of Shares of beneficial interest to be known respectively as "GS Short-Intermediate Tax Free Fund" and "GS Government Agency Fund", such Series to have the relative rights and preferences set forth in Subsections (a) through (i) of Section 4.2 of the Declaration; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, the ASsistant Secretary and the Treasurer of the Trust be, and they each hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

     NOW, THEREFORE, the undersigned, Michael J. Richman, being the duly elected, appointed and serving Secretary of the Trust, hereby amends the Declaration by establishing and designating two additional Series of Shares of beneficial interest to be known respectively as "GS Short-Intermediate Tax-Free Fund" and "GS Government Agency Fund", such Series to have the relative rights and preferences set forth in Subsections (a) through (i) of Section 4.2 of the Declaration, and certifies that such amendment has been duly adopted.

     WITNESS my hand this 19th day of August, 1992.

                              GOLDMAN SACHS TRUST

                                      Michael J. Richman
                              --------------------------------------
                              Michael J. Richman
                              Secretary of the Trust
STATE OF NEW YORK   )
                    )   SS
COUNTY OF NEW YORK  )

     Then personally appeared the above-named Michael J. Richman and acknowledged this instrument to be his free act and deed this 19th day of August, 1992.

                                      Melissa Dolan
                              -------------------------------------
                              Notary Public
                              My commission expires:  Melissa Dolan
                                               Notary Public State of NY
                                               No. 01001843325
                                               Commission Expires April 13, 1993